Exhibit 99.2

THE EMPIRE DISTRICT ELECTRIC COMPANY

Moderator: Jan Watson

April 24, 2003

3:00 p.m. CDT

Operator:

Good afternoon everyone and welcome to The Empire District Electric Company’s conference call to discuss earnings for the first quarter and 12-months ended March 31, 2003.

At this time I would like to inform you that this conference is being recorded and that all participants are in a “listen only” mode.  If you wish to access the replay for this call, you may do so by dialing 1-800-642-1687 with a conference ID # of 9895935.

At the request of the company, we will open the conference up for Questions & Answers after the presentation.

For opening remarks and introductions, I will now turn the call over to the Secretary-Treasurer, Ms. Jan Watson. Please go ahead.

Jan Watson:

Good afternoon. Thank you for joining us for The Empire District Electric Company’s teleconference to discuss the Company’s operations and to review the financial results for both the quarter and twelve months ended March 31, 2003.

A live Web-cast of this call is available on the Empire website at www.empiredistrict.com.

Bill Gipson, President and CEO of The Empire District Electric Company and Greg Knapp, Vice President of Finance and CFO, will be giving our presentation this afternoon. Bill and Greg will be available to answer questions after the presentation.

In preparation for this presentation, you should have received either a fax or e-mail of our earnings news release sent out this morning. If you did not receive the information, please call Marilyn Ponder at 1-417-625-6142 and she will fax a copy to you immediately.

In addition, our earnings press release can be found on our website. Again, that’s www.empiredistrict.com.  The press release can be found by choosing Investor Relations, and then clicking on Financial Releases.

Before we get started, let me remind you that in our press release and in this call today, we are discussing issues that may contain “forward-looking statements” and estimates that are subject to risks and uncertainties.  Please refer to our most recent 10-K filing for a list of factors that could cause results to differ from management’s projections, forecasts, estimates and expectations.

                                                I will now turn the call over to Bill Gipson to begin our presentation.

Bill Gipson:

Good afternoon everyone.  We are very pleased to report earnings for the first quarter of 2003 of $0.27 per share compared to a loss of ($0.03) per share in the first quarter of 2002.  Earnings for the twelve months ended March 31, 2003 were $1.45 per share compared to $0.42 per share for the year earlier period.  This significant increase in earnings is a result of a structured plan to improve our financial results we put into place in January 2001 and more favorable weather during the quarter and the twelve months ended March 31, 2003.  The increase in earnings for the first quarter of 2003 is in large part due to increases in rates granted by the Missouri Public Service Commission (MPSC) and the Kansas Corporation Commission.  In 2002, we concluded three separate rate cases.  The most prominent was our Missouri case where we presented a unanimous settlement to the Missouri Commission for an annual rate increase of approximately $11 million, or about five percent.  It became effective December 1.  We also concluded an electric case in Kansas for an annual rate increase of approximately $2.5 million, or 19 percent, that became effective July 1.  And, finally, we completed a Missouri water case for an annual rate increase of just under $400,000 or 34 percent effective December 23.  These increases in rates combined with the colder than normal weather during the first quarter of 2003 resulted in a significant increase in revenues and earnings over the same quarter last year.

Also contributing to the increase in earnings is our strategy for natural gas procurement.  We are using both physical and financial instruments to stabilize this fuel cost, and this strategy is proving to be successful.  This strategy is conservative, prudent and sound.  We were able to shield the Company from the volatility in the natural gas spot market that occurred this quarter.  In fact, due to the success of our hedging program and the availability of competitively priced purchased power in our market, our total fuel and purchased power costs decreased significantly for the quarter.

For a more detailed look at the quarterly numbers, I will turn the presentation over to Greg Knapp.

Greg Knapp

First quarter earnings results

Thank you, Bill.  As stated earlier, we reported earnings today for the first quarter of 2003 of $0.27 per share compared to a loss of ($0.03) per share for the first quarter of 2002.

As Bill said, revenues were significantly increased for the quarter as a result of the increase in Missouri rates effective December 2002 and the Kansas rates effective July 2002.  Colder weather this quarter as compared to the same quarter in 2002 also contributed to the increase in revenue.

Earnings were favorably impacted by the following:

•                  A $5.5 million decrease in fuel costs partially offset by increased purchased power costs of $3.8 million.  Fuel costs decreased primarily due to a $4.6 million reduction to fuel expense resulting from net gains recognized in the first quarter of 2003 related to the settlement of derivative contracts.  Additional gains were booked on derivative contracts for anticipated natural gas usage that was financially hedged but no longer necessary because of term purchases of firm energy during the quarter.  In the first quarter of 2003, we began recording these gains on the overhedged portion of our hedging activities in Fuel Expense rather than in Other Income on our income statements as prescribed by FAS 133 since all of our hedging activities are related to the stabilizing of fuel costs as part of our fuel procurement program and are not speculative ventures.  Fuel costs also decreased as a result of less generation by our gas-fired units due to the availability of competitively priced purchased power in the market. The increase in purchased power costs was primarily due to increased demand resulting from colder temperatures in the first quarter of 2003, higher purchased power costs in 2003 as compared to the first quarter of 2002 and our inability on occasion to get natural gas delivered during extreme cold weather.  It was also more economical at times to purchase power than to utilize our own generation.

•                  A $1.3 million decrease in maintenance and repairs expense for 2003 as compared to the same period last year primarily due to lower payments during 2003 on our long-term maintenance contracts that serve to levelize maintenance costs over time. These maintenance contracts that we signed in July 2001 and are now reflected in our rates, required additional payments for outage services during the first half of 2002.

Earnings were reduced for the first quarter of 2003 compared to the same period in 2002 due to a $1.1 million increase in other operating expenses primarily due to increased pension and health care expenses.  We expect pension expense to approximate $0.8 million in 2003.  Additionally, we expect to be required by ERISA to fund approximately $400,000 for the 2003 plan year.  Absent a substantial recovery in the equity markets, pension expense and cash funding requirements could substantially increase in future years.

Looking back at earnings for the first quarter of 2002, there were net-of-tax merger-related expenses of $1.0 million, or $0.05 per share, relating to the proposed merger with Aquila, Inc. (formerly UtiliCorp United, Inc.), which was terminated on January 2, 2001.  Excluding these merger expenses, earnings for the first quarter of 2002 would have been $0.02 per share.  There were no merger-related expenses in the first quarter of 2003.

Twelve-Months ended March 31, 2003 earnings results

                Our earnings for the twelve months ended March 31, 2003 were $1.45 per share compared to $0.42 per share for the twelve months ended March 31, 2002.

Increasing revenues and earnings for the twelve months ended 2003 compared to the same year earlier period were:

•                  New rates granted by the Missouri Public Service Commission that went into effect in October 2001 and December 2002 and by The Kansas Corporation Commission in July 2002.

•                  A $16 million increase in off-system sales resulting from the availability of competitively priced power from our State Line Combined Cycle Unit and term purchases of low-cost firm energy during 2002 and the first quarter of 2003, which could be sold in the wholesale market when not required to meet our customers’ needs.

•                  More favorable weather during much of the twelve months ended March 31, 2003 as compared to the twelve months ended March 31, 2002.

Other factors having a positive effect on the earnings for the twelve months ended March 31, 2003 were:

•                  A $17.4 million decrease in fuel costs reflecting the success of our fuel procurement strategy and the reclassification into “Fuel” of the overhedged portion of our hedging activities as discussed earlier.  The $17.4 million decrease in fuel costs reflects the $4.6 million credit to fuel expense taken in the first quarter of 2003, a $1.2 million credit to fuel expense resulting from the reclassification of an unrealized gain on derivatives in December 2002, lower natural gas prices in 2002 as compared to the same periods in 2001 and less generation by our gas-fired units due in large part to the term purchases of low-cost firm energy. The decrease in fuel costs was offset by a $10.9 million increase in purchased power costs.  The increase in purchased power costs was primarily due to increased demand in the period and the term purchases of low-cost firm energy previously discussed.  The net decrease in total fuel and purchased power costs for the twelve months ended March 31, 2003 was $6.5 million.

•                  A $2.6 million decrease in depreciation expense as a result of a change to Missouri Public Service Commission regulated rates put into effect in October 2001.

•                  A $1.3 million decrease in interest charges on long-term debt mainly due to the maturing of $37.5 million of our First Mortgage Bonds in July 2002.

•                  A $0.9 million decrease in interest charges for commercial paper reflecting decreased usage of short-term debt as well as lower interest rates.

Earnings for the twelve months ended March 31, 2003 as compared to the twelve months ended March 31, 2002 were reduced due to:

•                  A $1.1 million increase in maintenance and repairs primarily due to expenditures for the long-term maintenance contracts discussed previously.

•                  A $2.9 million increase in administrative and general expenses mainly due to increased expense for employee health care, benefit plans and pension expense as discussed previously.

•                  A $1.2 million decrease in AFUDC reflecting the completion of the State Line Combined Cycle Unit in June 2001.

•                  A $1.6 million after-tax loss from our non-regulated businesses for the twelve months ended March 31, 2003 as compared to a $0.6 million after-tax loss for the twelve months ended March 31, 2002.

Factors impacting the twelve months ended March 31, 2002 were net-of-tax merger-related expenses of $1.1 million, or $0.06 per share, and a one-time, non-cash charge of $0.14 per share, net of tax, in the third quarter of 2001 for expenditures related to the construction of the State Line Combined Cycle Plant which the Missouri Public Service Commission did not allow the Company to recover through rates.

Excluding the one-time charge for the disallowed construction expenses and the merger expenses, earnings for the twelve months ended March 31, 2002 would have been $0.62 per share.

We are also pleased to announce the closing last week of a two-year renewal of our $100 million revolving line of credit with a six-bank syndicate, which may be used to provide working capital and to back our commercial paper issuances.  This syndicate is comprised of UMB Bank as Lead Arranger and Administrative Agent, Bank of America as Syndication Agent and Comerica, Wells Fargo, LaSalle and M&I Bank as additional lenders.  We are obviously very pleased with this positive long-term renewal and the commitment of our lenders.

I would now like to turn the presentation back over to Bill to conclude our presentation.

Bill Gipson

Thanks, Greg.

Looking forward, our plans are to continue to build and improve the effectiveness of the core utility business and, where prudent, add non-regulated businesses.

In the 2002 Annual Report to Shareholders, we have detailed what we call our Key Business Strategies.  These are the strategies that guide senior management’s activities.  I’d like to further explain and update you on a couple of these strategies.

First, is the diversification of weather and regulatory risk.  As we explained in the annual report, weather and regulatory agency action are two factors beyond our direct control.  To help foster a more positive regulatory environment in Missouri and to help ensure future Missouri economic health, Empire has joined with the other energy utilities in the state to form the Missouri Energy Development Association (MEDA).  MEDA will coordinate industry positions and serve as an information resource for legislators, regulators, the media and the general public.   Our association targeted four initiatives for regulatory reform:

•                  First, modernization of the Missouri Public Service Commission which includes a technical advisory staff for Commissioners;

•                  Second, fuel adjustment legislation for the electric utilities;

•                  Third, a means to more timely deal with non-revenue producing infrastructure changes; and

•                  Fourth, authority for the Commission to establish ratemaking principles for significant capital projects prior to their construction.

I’m pleased to report that all of our legislative initiatives have passed through their committees in both chambers.  While pleased with our successes thus far, we recognize we have much work ahead of us.

On the seasonality issue, we gained some ground here through our 2002 Missouri electric case, albeit very small, and more work remains.  In our next Missouri case we plan to include a study which should give us and the Commission the basis for further balance between our winter and summer rates.

In addition to these activities, we have and will continue to actively pursue acquisition opportunities designed to balance our business profile.  Early this year we purchased Joplin.com; a dial-up Internet service provider, and combined it with our existing wireless Internet service provider, Transaeris, into one company named Fast Freedom.  This acquisition added much-needed scale to our internet operations with 6,000 new accounts.  The combined companies’ financial results should modestly, but positively, impact earnings by the fourth quarter of 2003.

In March we filed for an annual increase in rates of $954,000, or 13 percent, in Oklahoma.  We anticipate concluding this case on or before September 4 of this year.  Also, in March, we filed with the Federal Energy Regulatory Commission for an annual increase in rates of approximately $1.7 million, or 14 percent, for our wholesale municipal accounts.  Prior to this filing we had obtained letters of concurrence from all of the affected cities and anticipate these new rates to become effective next Thursday.

Today, Unit 4 at the Empire Energy Center in Southwest Missouri began commercial operation.  Unit 3 at the Energy Center is expected to begin commercial operation within the next week following completion of performance testing.  The two natural gas-fired FT8 peaking units are each rated at approximately 50 megawatts.  These units are now our most efficient simple-cycle combustion turbines and will give us significant flexibility in our operating model.  Construction on the units began during the summer of 2002 with an installation cost of approximately $55 million.

No discussion in today’s corporate environment is complete without addressing corporate governance issues.  Many of the reforms set forth in the Sarbanes-Oxley Act of 2002 and those proposed or enacted by the SEC and the NYSE, which govern our activities, reflect practices that Empire has long followed.  To the extent any changes in our practices are necessary, we will be proactive in implementing the changes.

Election and Retirement of Directors

At the Annual Meeting of Shareholders held today, Randy Laney and Tom Mueller were elected as new directors and Myron McKinney and Mary Posner were re-elected to the Board for three-year terms.  Mr. Mueller was appointed as a Director effective January 1, 2003 to replace Dwain Hammons who retired from the Board on December 31, 2002 and Mr. Laney was nominated to stand for election in the place of Jack Herschend, who retires from the Board today.  We will miss the experience and expertise of Mr. Hammons and Mr. Herschend on the Board, but we are, by the same token, delighted to welcome Mr. Laney and Mr. Mueller to the Board and will benefit from their knowledge and expertise.

Dividend Declared

Also, at today’s Board meeting, the Board of Directors declared a quarterly dividend of $0.32 per share payable June 15, 2003 for shareholders of record as of June 1, 2003.  This represents a 6.8% annual yield at yesterday’s closing price of $18.80.

Conclusion

As always, we appreciate this opportunity to review our earnings with you today.

I want to close by saying a few words about “True Blue,” our theme for the 2002 Annual Report.   As a side note, the roots of this phrase originated in connection with a specific dyeing technique used during the medieval times when manufacturing of textiles was just getting started.  Innovations at that time produced a method for dyeing a blue thread that was prized because it held its color so well.  The color of this thread was called ‘true blue.’

At Empire, “true blue” is much more than a clever catchphrase.  More importantly, it conveys a mind-set that is well entrenched at your company, one that has defined who we are for a long time now.

Fifty years ago, in our 1952 annual report, Empire’s President, D. C. McKee, had this to say:

Our Empire Family consists of three groups mutually dependent upon each other — investors, employees and customers. . . . Without the investor and the customer, the employee would have no job.  Without the investor and the employee, the customer would have no service.  Without the employee and the customer, the investor would have no earnings on his capital.

He went on to note that each group had contributed to Empire’s past progress and that each was essential to our future success.

Half a century later, these principles still guide us.  We still believe that treating people right is more than an ideal; it’s good business.  “True Blue” is our pledge to preserve and nurture a strong Empire by looking out for the best interests of our shareholders and for the best interests of Empire’s employees and customers.  It’s our pledge to be hard working, honest, and committed to excellence as we work to increase the value of our shareholder’s investment.  We would like to thank our shareholders for that investment and for the trust they have placed in us.

I will now turn the conference over to the operator for questions.

Operator

Thank you, Mr. Gipson.  The Question and Answer session will begin at this time.  [Instructions for Q&A].

Your question will be taken in the order that it is received.  Mr. Gipson, our first question comes from [participants name].

If there are no further questions, I will now turn the conference back to Bill Gipson.

 Conclusion

Thank you for your questions and participation in today’s call.  We believe we have laid a foundation for continued improvement of our Company’s financial performance, and we will continue to work diligently toward making a better future for our Company.

Operator

Thank you, Mr. Gipson.

This concludes our conference for today.  —